Exhibit 99


          Lilly ICOS LLC Reports First Full-Year Profit in its History
           - 2005 Fourth Quarter Net Income Surges to $61.4 Million -
                        - 2005 Worldwide Sales Grow 35% -
              - Company Provides Update on Clinical Plan for BPH -

BOTHELL, Wash. and INDIANAPOLIS, Ind. - January 20, 2006 - Lilly ICOS LLC (Lilly
ICOS) (NYSE: LLY and Nasdaq: ICOS) is releasing its financial results for the fourth quarter and year ended December 31, 2005. For the 2005 year, net income was $37.8 million, compared to a net loss of $262.0 million in 2004. Worldwide sales of Cialis(R) (tadalafil) in 2005 totaled $746.6 million, an increase of 35% compared to $552.3 million in 2004.


Cialis Net Sales:
-----------------
(in millions)
                                                  Three Months Ended                    Year Ended
                                                     December 31,                      December 31,
                                           --------------------------------- ---------------------------------
                                                 2005            2004              2005            2004
                                           ----------------  --------------- ---------------- ----------------
Lilly ICOS Territories:
     United States                                  $  81.6         $  52.8            $272.9          $206.6
     Europe(1)                                         65.3            52.8             244.5           177.9
     Canada and Mexico                                 18.6            13.1              59.3            37.2
                                           ----------------  --------------- ---------------- ----------------
        Total Lilly ICOS                              165.5           118.7             576.7           421.7
Lilly Territories                                      45.0            34.0             169.9           130.6
                                           ----------------  --------------- ---------------- ----------------
       Worldwide Total                               $210.5          $152.7            $746.6          $552.3
                                           ================  =============== ================ ================


"Lilly ICOS has reached a significant milestone, achieving full-year profitability in the second year following the Cialis launch in the United States," commented Paul N. Clark, ICOS Chairman and CEO. "Since launch, Cialis has delivered solid market share gains and sales growth, while concurrently leveraging early investments in marketing and selling programs."

-----------------------------

(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

Lilly ICOS continues to broaden its understanding of tadalafil and explore its potential use in additional indications beyond erectile dysfunction. In 2005, a Phase 3 clinical study was initiated in pulmonary arterial hypertension, a life-threatening disease, and a Phase 2 clinical study began in hypertension, a common disorder which dramatically increases the risk of cardiovascular complications.

In 2005, Lilly ICOS completed a Phase 2 clinical study and reported positive results in the treatment of lower urinary tract symptoms in men with benign prostatic hyperplasia (BPH). The Phase 2 clinical results will be presented at the upcoming meetings of the European Association of Urology and the American Urological Association, in April and May 2006, respectively. Earlier this week Lilly ICOS had a productive meeting with the FDA, in which the results of the study and a clinical plan for BPH were discussed. Based on the discussion, Lilly ICOS plans to proceed with a Phase 2b study this year, which may serve as one of two pivotal studies, to evaluate multiple doses of tadalafil. The results of the multi-dose study will be useful in the design of a Phase 3 study for BPH, expected to begin in 2007.

2005 Full-Year Financial Results
--------------------------------

For the year ended December 31, 2005, Lilly ICOS reported net income of $37.8 million, compared to a net loss of $262.0 million for the year ended December 31, 2004, reflecting increased worldwide Cialis revenues and reduced selling and marketing costs.

Total Lilly ICOS revenue for 2005 was $610.7 million, compared to $447.9 million for 2004. Lilly ICOS revenue for 2005 includes $34.0 million in royalties on sales reported by Lilly, compared to $26.1 million in royalty revenue for 2004. The increase in total revenue reflects continued growth of Cialis in the Lilly ICOS territories since its 2003 introduction, as well as its global expansion in countries where Cialis is sold by Lilly.

Cost of sales totaled $47.3 million in 2005, including royalties payable by Lilly ICOS equal to 5% of its net product sales. Cost of sales, as a percentage of net product sales, was 8.2% in 2005, compared to 8.6% in 2004.

Selling, general and administrative expenses decreased $146.7 million from the year ended December 31, 2004, to $459.8 million in 2005. The decrease was primarily due to planned reductions in 2005 selling and marketing expenses in the United States.

2005 Fourth Quarter Financial Results
-------------------------------------

For the three months ended December 31, 2005, Lilly ICOS reported net income of $61.4 million, compared to a net loss of $31.4 million for the three months ended December 31, 2004. The shift to profitability resulted from an increase of $49.0 million in total revenue and a reduction of $43.8 million in expenses.

Total Lilly ICOS revenue for the fourth quarter of 2005 was $174.5 million, compared to $125.5 million for the fourth quarter of 2004. Lilly ICOS revenue for the fourth quarter of 2005 included $9.0 million in royalties on sales reported by Lilly, compared to $6.8 million in royalty revenue for the fourth quarter of 2004.

Selling, general and administrative expenses decreased $46.0 million from the fourth quarter of 2004, to $84.4 million in the fourth quarter of 2005. The decrease was primarily due to the aforementioned reduced U.S. selling and marketing expenses in the 2005 quarter.

About Lilly ICOS LLC
--------------------

Lilly ICOS LLC, a joint venture equally owned by ICOS Corporation and Eli Lilly and Company, is marketing Cialis, in North America and Europe, for the treatment of erectile dysfunction.

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is working to develop treatments for serious unmet medical needs such as pulmonary arterial hypertension, benign prostatic hyperplasia, hypertension, cancer and inflammatory diseases.

Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. F-LLY

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the managements of ICOS and Lilly. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies and Lilly ICOS. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that tadalafil will achieve sustained commercial success or that competing products will not pre-empt market opportunities that might exist for the product.

The forward-looking statements contained in this press release represent ICOS' and Lilly's judgments as of the date of this release. Neither ICOS nor Lilly undertake any obligation to update any forward-looking statements.


                       --Selected financial data follows--

                                 Lilly ICOS LLC
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (unaudited)




                                                        Three Months Ended                        Year Ended
                                                           December 31,                           December 31,
                                                -----------------------------------     ----------------------------------
                                                       2005              2004                 2005              2004
                                                -----------------   ---------------     ----------------  ----------------
Revenue
     Product sales, net                         $        165,501  $        118,705      $       576,734   $       421,742
     Royalties                                             8,997             6,809               33,969            26,120
                                                ----------------- -----------------     ----------------  ----------------
         Total revenue                                   174,498           125,514              610,703           447,862
                                                ----------------- -----------------     ----------------  ----------------


Expenses
     Cost of sales                                        13,200            10,338               47,264            36,066
     Selling, general and administrative                  84,416           130,398              459,827           606,511
     Research and development                             15,494            16,169               65,816            67,318
                                                ----------------- -----------------     ----------------  ----------------
         Total expenses                                  113,110           156,905              572,907           709,895
                                                ----------------- -----------------     ----------------  ----------------

Net income (loss)                               $         61,388  $        (31,391)     $        37,796   $      (262,033)
                                                ================= =================     ================  ================

                                 Lilly ICOS LLC
                          SUMMARIZED OPERATING RESULTS
                                 (in thousands)
                                   (unaudited)



                                         2005                                             2004
                     ----------------------------------------------  ---------------------------------------------------
                        Q1        Q2       Q3       Q4      TOTAL        Q1        Q2        Q3        Q4       TOTAL
                     --------- -------- -------- -------- ---------  ---------- --------- --------- --------- ----------

 Revenue:
  Product sales,
   net:
    United States     $42,744  $71,118  $77,438  $81,615  $272,915     $32,807   $50,768   $70,226   $52,783   $206,584
    Europe             56,264   60,925   61,992   65,311   244,492      36,356    45,301    43,414    52,859    177,930
    Canada and
     Mexico            12,186   13,839   14,727   18,575    59,327       5,854     8,931     9,380    13,063     37,228
                     --------- -------- -------- -------- ---------  ---------- --------- --------- --------- ----------
                      111,194  145,882  154,157  165,501   576,734      75,017   105,000   123,020   118,705    421,742
  Royalties             7,790    9,010    8,172    8,997    33,969       6,652     6,449     6,210     6,809     26,120
                     --------- -------- -------- -------- ---------  ---------- --------- --------- --------- ----------
    Total revenue     118,984  154,892  162,329  174,498   610,703      81,669   111,449   129,230   125,514    447,862
                     --------- -------- -------- -------- ---------  ---------- --------- --------- --------- ----------
 Expenses:
  Cost of sales         9,752   11,934   12,378   13,200    47,264       6,573     8,982    10,173    10,338     36,066
  Selling, general
   and administrative 137,027  126,232  112,152   84,416   459,827     195,053   157,838   123,222   130,398    606,511
  Research and
   development         13,874   18,413   18,035   15,494    65,816      18,827    15,119    17,203    16,169     67,318
                     --------- -------- -------- -------- ---------  ---------- --------- --------- --------- ----------
    Total expenses    160,653  156,579  142,565  113,110   572,907     220,453   181,939   150,598   156,905    709,895
                     --------- -------- -------- -------- ---------  ---------- --------- --------- --------- ----------
 Net income (loss)   $(41,669) $(1,687) $19,764  $61,388   $37,796   $(138,784) $(70,490) $(21,368) $(31,391) $(262,033)
                     ========= ======== ======== ======== =========  ========== ========= ========= ========= ==========